Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Imperva, Inc. 2003 Stock Option Plan, Imperva, Inc. 2011 Stock Option and Incentive Plan and Imperva, Inc. 2011 Employee Stock Purchase Plan of Imperva, Inc. of our report dated June 17, 2011 (except for the last paragraph of Note 1 as to which the date is November 7, 2011), with respect to the consolidated financial statements of Imperva, Inc. included in the Registration Statement (Form S-1 No. 333-175008) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 9, 2011